Exhibit 99.1

FOR IMMEDIATE RELEASE

SOLO CUP TO RESTATE CERTAIN PREVIOUSLY

ISSUED FINANCIAL STATEMENTS

HIGHLAND PARK, Ill., September 19, 2006—Solo Cup Company today announced that, based on the initial findings of its previously announced accounting review, it has determined to restate certain of its previously issued financial statements.

The financial statements expected to be restated are for the 2005, 2004 and 2003 fiscal years, along with certain quarterly financial information for the interim periods contained therein and for the first fiscal quarter of 2006. In addition, certain selected consolidated financial data for 2002 and 2001 are expected to be restated. The Company said that these financial statements, as filed, contain errors and should therefore not be relied upon. The related audit reports of KPMG LLP, the Company’s independent registered public accounting firm, with respect to those financial statements should also no longer be relied upon.

As previously announced and disclosed in the Company’s Form 8-K filed on August 16, 2006, the accounting review was initiated to address possible accounting matters. The Company confirmed that the accounting review, which is still ongoing, has identified errors in the application of certain accounting practices and procedures during the periods in question, primarily related to the timely recognition of certain customer credits, accounts payable and accrued expenses, and the valuation of certain assets. The Company said that, as part of its continuing review of these matters, it is investigating whether any of the errors may have resulted from intentional actions, and that it intends to take any and all appropriate action upon completion of its investigation. The amounts of the restatements have not yet been determined. The Company said that following completion of its work and that of KPMG, the restatements will be effected as soon as practicable through amendments on Forms 10-K/A and 10-Q/A, and discussed with the financial community.

The Company has informed the administrative agents under its primary secured credit facilities of its intention to restate its financial statements and the status of its ongoing accounting review. The errors and the consequent restatements constitute a default or event of default under the Company’s primary secured credit facilities. Accordingly, the Company has initiated discussions with the administrative agents regarding the possibility of obtaining waivers and/or amendments under its primary secured credit facilities in order to address these issues.

On August 17, 2006, the Company received notice from the trustee under the indenture for its 8 1/2% Senior Subordinated Notes due 2014 that it failed to comply with the provisions of the indenture requiring the Company to provide quarterly financial information for the second fiscal quarter of 2006 to the holders of the notes issued thereunder. Under the terms of the indenture, the Company has until October 16, 2006 to comply with this requirement. The Company intends to comply with the terms of the indenture.

The Company will host a brief conference call beginning at 11:00 a.m. CDT on Wednesday, September 20, 2006 to discuss the topics covered in this release. The conference call may be accessed by dialing 1-800-718-4682. A replay will be available for one week after the call by dialing 1-800-633-8284 passcode 21304492.

Except as required by applicable law, the Company undertakes no duty to update or revise the status of the restatement or ongoing accounting review discussed above while it is still pending due to new information, future events or otherwise.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the final outcome of the accounting review and the related investigation and their impact on the Company’s previously issued financial statements and debt obligations, the effect of general economic and competitive business conditions, increases in energy and other manufacturing costs, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin, 312-577-1753	Richard Ryan, 847-579-3603
achaplin@digcommunications.com	richard.ryan@solocup.com

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